     Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Amendment No. 1 dated February 6, 2006
to Pricing Supplement No. 1 dated February 2, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
 Senior Notes

Pricing Sheet February 6, 2006

Capital Protected Notes due February 17, 2010
 Based on the Value of a Basket of Three Asian Indices

Offering Price	:	$1,000 per Security (Par)

Aggregate Principal Amount	:	$5,800,000 (increased from $5,500,000)

Initial Basket Value	:	100

Basket Components		Percentage Weighting	Initial Value	Multiplier

Nikkei 225 Index	:	33 1/3%	16659.64	.002000844
Hang Seng Index	:	33 1/3%	15429.73	.002160332
MSCI Taiwan Index	:	33 1/3%	279.54	.119243519

Participation Rate	:	130%

Determination Dates	:	May 10, 2009; June 10, 2009; July 10, 2009, August 10, 2009;
September 10, 2009; October 10, 2009; November 10, 2009;
December 10, 2009; January 10 , 2010; February 10, 2010

Trade Date	:	February 2, 2006

Settlement Date	:	February 9, 2006

Listing	:	None

CUSIP	:	61747Y584

Agent	:	Morgan Stanley & Co. Incorporated

Agent’s Commissions	:	1% per Security

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

The Hang Seng index is published and compiled by HSI Services Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name Hang Seng Index is proprietary to Hang Seng Data Services Limited. HSI Services Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Index by Morgan Stanley in connection with the Notes.

The MSCI Taiwan Index is a service mark of Morgan Stanley Capital International and has been licensed for use by Morgan Stanley.

Nihon Keizai Shimbun, Inc. ( NKS ) has the copyright to the Nikkei 225 and rights of intellectual property and all other rights to the Nikkei 225.

The Notes are not sponsored, endorsed, sold or promoted by Hang Seng Limited, Hang Seng Data Services Limited, Morgan Stanley Capital International or NKS, and Hang Seng Limited, Hang Seng Data Services Limited, Morgan Stanley Capital International or NKS make no representation regarding the advisability of investing in the Notes.